UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2014 (March 12, 2014)

Aircastle Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC, 300 First Stamford Place,
Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 504-1020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 26, 2014, Aircastle Limited (the “Company”) entered into an Underwriting Agreement, dated March 12, 2014 (the “Underwriting Agreement”), between the Company and Goldman, Sachs & Co., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein, related to the sale by the Company of $500 million aggregate principal amount of 5.125% Senior Notes due 2021 (the “Notes”).

The Company intends to use the net proceeds from the sale of Notes to fund the repayment or redemption of its 9.75% senior notes due 2018 and for general corporate purposes. The Company estimates the cost of redeeming the 9.75% senior notes due 2018 will be $482.8 million, including the call premium of $32.8 million. Certain of the underwriters and/or their affiliates may be holders of the Company’s 9.75% senior notes due 2018 and, accordingly, may receive a portion of the net proceeds of this offering in connection with the redemption or repayment of those notes.

The preceding is a summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 12, 2014, between the Company and Goldman, Sachs & Co., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED
(Registrant)

By:	/s/ David Walton
David Walton
General Counsel, Chief Operating Officer and Secretary

Date: March 17, 2014

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 12, 2014, between the Company and Goldman, Sachs & Co., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein